Exhibit 99.3

Acquisition of Global Med Technologies
Strategic Position Statement
As a global leader in blood management solutions, Haemonetics helps plasma fractionators, hospitals and blood collectors to improve health care and lower costs by optimizing the collection, processing, and use of scarce blood resources. The Company’s broad product offering includes blood collection and separation technologies, surgical blood salvage systems, and diagnostics products for enhanced blood management in surgery. The Company also markets information technology platforms and consulting services to help manage the blood supply chain and audit and improve blood management practices.
While Haemonetics offers selected information technology platforms, our vision is to deliver increased value to our customers and shareholders by building out an integrated software offering from the very front end of the blood management process (web-enabled donor recruitment) to the automated disposition of blood to the patient at the point of care. Global Med is a healthcare information technology company which markets a breadth of software solutions and services that span the blood supply continuum. Global Med offers products that complement Haemonetics’ existing platforms. Specifically, the acquisition of Global Med will fill an important gap by providing Haemonetics with a Donor Recruitment System, a Cellular Therapy/Tissue Tracking System, a Hospital Transfusion Information System and an International presence in blood bank and hospital based transfusion management systems, none of which we have today. Global Med has little or no presence in the Plasma or Department of Defense verticals or in US based blood bank laboratory information systems which are strong parts of our existing software business. We believe the acquisition is an opportunity to accelerate our vision of offering integrated information across the entire blood supply chain and will complete the suite of products needed to seamlessly manage data from donor to patient.
With these information technology platforms, hospitals and blood and plasma collectors will be better able to manage processes across the blood supply chain from donor recruitment and processing, to blood laboratory processing, to blood distribution to hospitals, and finally to hospital transfusion management. The integration will offer customers increased opportunity for operational efficiency, ease of use, lower costs, and process enhancements.
The matrix below defines the various functions within the blood supply chain. The functions circled in red are the complementary products to be acquired with Global Med.
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Products
Among its products, Global Med markets a blood donor, donation and blood unit management systems and a hospital inventory, cross-matching and transfusion tracking system through its Wyndgate Technologies® subsidiary as well as a donor recruitment management System, eDonor™. Additionally, Global Med owns Inlog, S.A., a developer of donor center, laboratory information, tissue management, cellular therapy, compliance management, and transfusion management systems targeted to European markets. Global Med is a leading brand in all of its markets. Global Med also enjoys a very good reputation of customer satisfaction, and ranked first amongst its peers on the Annual KLAS report rating of hospital based transfusion management Laboratory Information Systems.
In addition to its plasma industry specific products, Haemonetics also markets a mobile drive resource management system (Hemosphere), a blood laboratory system (Surround™), and a hospital blood tracking system (BloodTrack®). Haemonetics brings a global reach and comprehensive portfolio of devices and services that Global Med does not offer.
Taken together with Haemonetics’ existing Software Solutions business, the product lines are highly complementary. Following the acquisition close, Haemonetics expects to work quickly to integrate Global Med systems into its overall Blood Management Solutions approach, reducing the cost of care and improving patient outcomes. Haemonetics will provide support infrastructure for all products marketed by Global Med and Haemonetics today.
The scale of the combined entities will create a $60 million software organization with greater resources for product development, an expanded knowledge-base in IT, and more extensive global reach. Combined, we expect to be an even stronger partner with our customers in delivering best blood management practices.
The demand for information technology platforms across the blood management supply chain is approximately $580 million.
Financials
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Global Med reported $24 million year-to-date revenues as of its third quarter fiscal 2009. Global Med operates on a license and support fee model, whereby >50% of its total revenues are from recurring support fees.
Global Med reported $0.05 in earnings per share year-to-date as of its third quarter fiscal 2009.
Under the terms of the agreement, Haemonetics will commence a tender offer to purchase all outstanding shares of Global Med’s common stock at $1.22 per share and preferred stock at approximately $1,694 per share. The tender offer is conditioned on the tender of a majority of the outstanding shares of Global Med’s common and preferred stock. The closing is subject to other customary conditions. The $60 million estimated net value of the transaction is based on Global Med’s 49 million diluted common equivalent shares outstanding. Haemonetics will fund the acquisition from available cash and anticipates that it will continue to have more than $100 million in cash on the balance sheet at fiscal year end. Haemonetics expects the transaction to close in the first calendar quarter of 2010.
Haemonetics will be prepared to discuss financials in more detail once the transaction closes.
Important, Legally-Required Information
THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. ATLAS ACQUISITION CORP.’S (A WHOLLY-OWNED SUBSIDIARY OF HAEMONETICS CORPORATION) TENDER OFFER FOR THE SHARES OF GLOBAL MED TECHNOLOGIES, INC.’S CAPITAL STOCK HAS NOT COMMENCED. THE SOLICITATION AND THE OFFER TO BUY SHARES OF GLOBAL MED’S CAPITAL STOCK WILL ONLY BE MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, INCLUDING AN OFFER TO PURCHASE AND OTHER RELATED MATERIALS THAT ATLAS ACQUISITION CORP. INTENDS TO FILE WITH THE SEC. GLOBAL MED WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9. ONCE FILED, GLOBAL MED STOCKHOLDERS SHOULD READ ALL OF THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
     ONCE FILED, GLOBAL MED STOCKHOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER, FREE OF CHARGE AT THE WEBSITE OF THE SEC AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR BY SENDING A WRITTEN REQUEST TO ATLAS ACQUISITION CORP. REQUESTS FOR DOCUMENTS FROM ATLAS ACQUISITION CORP. OR HAEMONETICS CORPORATION SHOULD BE SUBMITTED IN WRITING TO: HAEMONETICS CORPORATION, ATTN: INVESTOR RELATIONS, 400 WOOD ROAD, BRAINTREE, MASSACHUSETTS 02184. IN ADDITION, HAEMONETICS CORPORATION AND GLOBAL MED EACH FILE ANNUAL, QUARTERLY AND OTHER REPORTS WITH THE SEC. COPIES OF THESE REPORTS OR OTHER SEC FILINGS ARE AVAILABLE FOR FREE AT THE SEC PUBLIC REFERENCE ROOM AT 100 F STREET, NE, WASHINGTON, DC 20549 AND www.sec.gov.
This communication contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Haemonetics and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits of the transaction may not materialize as expected; that the transaction
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may not be timely completed, if at all; that, prior to the completion of the transaction, Global Med’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in Haemonetics’ and Global Med’s Securities and Exchange Commission reports, including but not limited to the risks described in Haemonetics’ Annual Report on Form 10-K for its fiscal year ended March 28, 2009 and Global Med’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Haemonetics assumes no obligation and does not intend to update these forward-looking statements except as required by law.
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